Exhibit 99.1

KIRBY CORPORATION	Contact: Kurt Niemietz
713-435-1077

FOR IMMEDIATE RELEASE

KIRBY CORPORATION ANNOUNCES 2022 THIRD QUARTER RESULTS

•
Third quarter 2022 earnings per share of $0.65
•
Total revenues were $745.8 million, up 25% compared to the 2021 third quarter with steady gains in both marine transportation and distribution and services
•
Inland marine results included a 35% year-over-year increase in revenues with operating margins in the low double digits
•
Strong demand led to sequentially higher distribution and services revenue, operating income and margins

HOUSTON, October 24, 2022 – Kirby Corporation (“Kirby”) (NYSE: KEX) today announced net earnings attributable to Kirby for the third quarter ended September 30, 2022 of $39.1 million or $0.65 per share, compared with a net loss of $(264.7) million, or $(4.41) per share for the 2021 third quarter. Excluding one-time items related to coastal marine in the 2021 third quarter, adjusted net earnings attributable to Kirby were $10.3 million or $0.17 per share. Consolidated revenues for the 2022 third quarter were $745.8 million compared with $598.9 million reported for the 2021 third quarter.

David Grzebinski, Kirby’s President and Chief Executive Officer, commented, “I am pleased with Kirby’s third quarter results and the improvement in both of our segments. During the third quarter, our inland marine transportation business delivered strong results with significant sequential and year-over-year improvement in profitability. Tight market conditions in inland led to sequential increases in spot market rates in the high single digits, and term contract pricing that continued to push higher. Overall, higher demand and pricing improvements helped to improve inland operating margins into the low double digits during the quarter.

“Coastal marine transportation also delivered improved financial performance with steady gains in revenue and operating income. Market conditions were favorable in the quarter, with our barge utilization in the low to mid-90% range and modest increases in spot prices. These factors coupled with continued cost discipline resulted in further improvement in operating income for our coastal business during the third quarter.

“In our distribution and services segment, lingering supply chain constraints continued to impact our ability to deliver new equipment during the third quarter. Despite these headwinds, we were able to show both sequential and year-over-year improvements in revenues and operating income. Strong demand and pricing improvements contributed to increased profitability with operating margins improving to the high single digits,” Mr. Grzebinski concluded.

Segment Results – Marine Transportation

Marine transportation revenues for the 2022 third quarter were $433.0 million compared with $338.5 million for the 2021 third quarter. Operating income for the 2022 third quarter was $41.7 million compared with $16.9 million for the 2021 third quarter. Segment operating margin for the 2022 third quarter was 9.6% compared with 5.0% for the 2021 third quarter.

In the inland market, average 2022 third quarter barge utilization was in the low 90% range compared to the low 80% range in the 2021 third quarter. Operating conditions were favorable with fewer weather and lock delays contributing to a 16% decrease in delay days versus the year-ago period. During the quarter, average spot market rates increased in the high single digits sequentially and in the mid 20% range compared to the 2021 third quarter. Term contracts that renewed in the third quarter increased in the low-teens range on average compared to the year-ago period. Revenues in the inland market increased 35% compared to the 2021 third quarter primarily due to increased volumes, barge utilization, pricing, and fuel rebills. Inland’s operating margin improved into the low double digits despite ongoing headwinds from high fuel costs and inflationary pressures. The inland market represented 80% of segment revenues in the third quarter of 2022.

In coastal, market conditions continued to improve modestly during the quarter, with Kirby’s barge utilization in the low to mid-90% range. Pricing in the spot market increased in the high-single digits sequentially and term contract renewals increased in the 20% range year-over-year. Revenues in the coastal market were 6% higher compared to the 2021 third quarter and represented 20% of segment revenues. The coastal business continued to show improvement in operating margins with margins in the low-to-mid single digits during the quarter.

Segment Results – Distribution and Services

Distribution and services revenues for the 2022 third quarter were $312.8 million compared with $260.4 million for the 2021 third quarter. Operating income for the 2022 third quarter was $22.3 million compared with $11.0 million for the 2021 third quarter. Operating margin was 7.1% for the 2022 third quarter compared with 4.2% for the 2021 third quarter.

In the commercial and industrial market, revenues and operating income increased compared to the 2021 third quarter, primarily due to strong economic activity across the U.S. that resulted in higher business levels in marine repair, power generation, and on-highway. Overall, commercial and industrial revenues increased 8% compared to the 2021 third quarter and represented approximately 53% of segment revenues. Commercial and industrial operating margins were in the high-single digits.

In the oil and gas market, revenues and operating income improved compared to the 2021 third quarter driven by higher oilfield activity which resulted in increased demand for new transmissions and parts in the distribution business. The business continued to experience increased year-over-year demand with incremental orders and deliveries of our new environmentally friendly pressure pumping equipment and power generation equipment for electric fracturing despite on-going supply chain disruptions. Overall, oil and gas revenues increased 37% compared to the 2021 third quarter and represented approximately 47% of segment revenues. Oil and gas operating margins were in the mid-single digits.

Cash Generation

For the 2022 third quarter, EBITDA was $113.0 million compared with Adjusted EBITDA of $79.5 million for the 2021 third quarter. During the quarter, net cash provided by operating activities was $65.6 million, and capital expenditures were $41.2 million. During the quarter, the Company had net proceeds from asset sales totaling $9.6 million. Kirby also used $4.8 million to repurchase 76,044 shares at an average price of $63.33. As of September 30, 2022, the Company had $37.0 million of cash and cash equivalents on the balance sheet and $520.5 million of liquidity available. Total debt was $1,118.5 million, reflecting a $44.9 million reduction compared to December 31, 2021, and the debt-to-capitalization ratio improved to 27.3%.

2022 Fourth Quarter Outlook

Commenting on the 2022 fourth quarter outlook, Mr. Grzebinski said, “We had a good quarter with both businesses performing well. Refinery activity remains at high levels, our barge utilization is strong in both inland and coastal, and rates are steadily increasing. While we expect some near-term headwinds related to record low water conditions on the Mississippi River, increasing delay days due to normal seasonal weather conditions, and high levels of shipyard activity in coastal, our outlook in the marine market remains strong. In distribution and services, despite ongoing supply chain constraints and delays, demand for our products and services is growing, and we continue to receive new orders in manufacturing. Overall, we expect these favorable conditions to continue, and barring supply chain bottlenecks worsening, expect our businesses to deliver improved financial results in the coming quarters.

Mr. Grzebinski concluded, “Labor constraints and inflationary pressures continue to contribute to rising costs across our businesses, and we are mindful of economic headwinds related to the impact of higher interest rates and a potential recession as we move in to 2023. With these factors in mind, we continue to focus on managing costs and driving cash flow from operations. In the near-term, we intend to use free cash flow to reduce debt and to opportunistically return capital to shareholders. Consistent with our balanced approach to capital allocation, we will continue to prudently evaluate accretive acquisitions and high-return organic growth opportunities to drive value for our shareholders.”

In inland marine, favorable conditions are expected to continue going forward, driven by high refinery and petrochemical plant utilization, increased volumes from new petrochemical plants, and minimal new barge construction across the industry. Kirby expects these strengths to be offset by increasing delay days due to normal seasonal weather conditions and record low water conditions on the Mississippi River. The Company still expects further improvements in the spot market, which currently represents approximately 40% of inland revenues. Term contracts are also expected to continue to reset higher for the duration of the year and into 2023. Overall, 2022 inland revenues are expected to grow by 20% to 25% on a full year basis as market conditions remain tight and term contracts renew higher. Inflationary cost pressures, including increasing fuel prices, are expected to remain headwinds but will be mitigated when escalations in contracts occur during the fourth quarter and into 2023. Barring further cost inflation, rising fuel costs and further disruption from low water, the Company expects near term operating margins to be in the low to mid-teens as we move into 2023.

In coastal marine, Kirby expects modestly improved customer demand in the fourth quarter with barge utilization remaining in the low to mid-90% range. Rates are expected to continue to slowly improve, but meaningful gains will remain challenged until underutilized barge capacity across the industry is more fully absorbed. For the full year, with the impact of the Company’s exit from the Hawaiian market, coastal revenues are expected to be flat to up in the low single digits compared to 2021. Revenues and operating margins are expected to be impacted by ongoing planned shipyard maintenance and ballast water treatment installations on certain vessels, with offsets from higher coal shipments. Coastal operating margins for the remainder of the year are expected to remain in the low to mid-single digits.

In distribution and services, favorable oilfield fundamentals and strong demand in commercial and industrial are expected to continue in the fourth quarter of 2022. In the oil and gas market, high commodity prices, increasing rig counts, and growing well completions activity are expected to drive strong demand for OEM products, parts, and services in the distribution business. In manufacturing, the Company expects demand for new environmentally friendly pressure pumping and e-frac power generation equipment to remain strong, with a growing backlog of new orders and increased deliveries of new equipment into 2023. However, persistent supply chain issues and long lead times are expected to continue in the near-term, contributing to some volatility as deliveries of new products possibly shift into future quarters. In commercial and industrial, strong markets are expected to yield full year revenue growth in the low double-digit percentage range, with increased activity in power generation, marine repair, and on-highway offset slightly by normal seasonal slowness in Thermo King. Overall, the Company expects segment revenues to grow 25% to 30% on a full year basis with operating margins in the mid to high-single digits.

Kirby expects 2022 capital spending of between $170 to $190 million. Approximately $5 million is associated with the construction of new inland towboats, and approximately $145 to $155 million is associated with marine maintenance capital and improvements to existing inland and coastal marine equipment and facility improvements. The balance of approximately $20 to $30 million largely relates to new machinery and equipment and facility improvements in distribution and services, as well as information technology projects in corporate. Overall, Kirby expects to generate net cash provided by operating activities of $390 million to $450 million, with free cash flow of $200 million to $280 million in 2022.

Conference Call

A conference call is scheduled for 7:30 a.m. Central Daylight Time today, Monday, October 24, 2022, to discuss the 2022 third quarter performance as well as the outlook for the remainder of 2022. To listen to the webcast, please visit the Investor

Relations section of Kirby’s website at www.kirbycorp.com. For listeners who wish to participate in the question and answer session via telephone, please pre-register at Kirby Earnings Call Registration. All registrants will receive dial-in information and a PIN allowing them to access the live call. A slide presentation for this conference call will be posted on Kirby’s website approximately 15 minutes before the start of the webcast. A replay of the webcast will be available for a period of one year by visiting the News & Events page in the Investor Relations section of Kirby’s website.

GAAP to Non-GAAP Financial Measures

The financial and other information to be discussed in the conference call is available in this press release and in a Form 8-K filed with the Securities and Exchange Commission. This press release and the Form 8-K includes a non-GAAP financial measure, Adjusted EBITDA, which Kirby defines as net earnings attributable to Kirby before interest expense, taxes on income, depreciation and amortization, impairment of long-lived assets, and impairment of goodwill. A reconciliation of Adjusted EBITDA with GAAP net earnings attributable to Kirby is included in this press release. This press release also includes non-GAAP financial measures which exclude certain one-time items, including earnings before taxes on income (excluding one-time items), net earnings attributable to Kirby (excluding one-time items), and diluted earnings per share (excluding one-time items). A reconciliation of these measures with GAAP is included in this press release. Management believes the exclusion of certain one-time items from these financial measures enables it and investors to assess and understand operating performance, especially when comparing those results with previous and subsequent periods or forecasting performance for future periods, primarily because management views the excluded items to be outside of Kirby’s normal operating results. This press release also includes a non-GAAP financial measure, free cash flow, which Kirby defines as net cash provided by operating activities less capital expenditures. A reconciliation of free cash flow with GAAP is included in this press release. Kirby uses free cash flow to assess and forecast cash flow and to provide additional disclosures on the Company’s liquidity as a result of uncertainty surrounding the impact of the COVID-19 pandemic on global and regional market conditions. Free cash flow does not imply the amount of residual cash flow available for discretionary expenditures as it excludes mandatory debt service requirements and other non-discretionary expenditures. This press release also includes marine transportation performance measures, consisting of ton miles, revenue per ton mile, towboats operated and delay days. Comparable marine transportation performance measures for the 2021 year and quarters are available in the Investor Relations section of Kirby’s website, www.kirbycorp.com, under Financials.

Forward-Looking Statements

Statements contained in this press release with respect to the future are forward-looking statements. These statements reflect management’s reasonable judgment with respect to future events. Forward-looking statements involve risks and uncertainties. Actual results could differ materially from those anticipated as a result of various factors, including cyclical or other downturns in demand, significant pricing competition, unanticipated additions to industry capacity, changes in the Jones Act or in U.S. maritime policy and practice, fuel costs, interest rates, weather conditions and timing, magnitude and number of acquisitions made by Kirby, and the impact of the COVID-19 pandemic on global and regional market conditions. Forward-looking statements are based on currently available information and Kirby assumes no obligation to update any such statements. A list of additional risk factors can be found in Kirby’s annual report on Form 10-K for the year ended December 31, 2021.

About Kirby Corporation

Kirby Corporation, based in Houston, Texas, is the nation’s largest domestic tank barge operator transporting bulk liquid products throughout the Mississippi River System, on the Gulf Intracoastal Waterway, and coastwise along all three United States coasts. Kirby transports petrochemicals, black oil, refined petroleum products and agricultural chemicals by tank barge. In addition, Kirby participates in the transportation of dry-bulk commodities in United States coastwise trade. Through the distribution and services segment, Kirby provides after-market service and genuine replacement parts for engines, transmissions, reduction gears, electric motors, drives, and controls, specialized electrical distribution and control systems, energy storage battery systems, and related equipment used in oilfield services, marine, power generation, on-highway, and other industrial applications. Kirby also rents equipment including generators, industrial compressors, high capacity lift trucks, and refrigeration trailers for use in a variety of industrial markets. For the oil and gas market, Kirby manufactures and remanufactures oilfield service equipment, including pressure pumping units, and manufactures electric power generation equipment, specialized electrical distribution and control equipment, and high capacity energy storage/battery systems for oilfield customers.

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

	Third Quarter		Nine Months
	2022	2021	2022	2021
	(unaudited, $ in thousands, except per share amounts)
Revenues:
Marine transportation	$433,040	$338,514	$1,194,231	$972,352
Distribution and services	312,803	260,406	860,358	683,042
Total revenues	745,843	598,920	2,054,589	1,655,394

Costs and expenses:
Costs of sales and operating expenses	552,392	446,519	1,526,872	1,219,038
Selling, general and administrative	75,381	66,065	221,721	198,434
Taxes, other than on income	9,121	9,917	28,332	28,541
Depreciation and amortization	50,419	53,462	150,498	163,484
Impairments and other charges	—	340,713	—	340,713
Gain on disposition of assets	(377)	(830)	(7,971)	(5,082)
Total costs and expenses	686,936	915,846	1,919,452	1,945,128
Operating income (loss)	58,907	(316,926)	135,137	(289,734)
Other income	3,805	1,832	11,853	8,146
Interest expense	(11,755)	(10,500)	(32,598)	(32,172)
Earnings (loss) before taxes on income	50,957	(325,594)	114,392	(313,760)
(Provision) benefit for taxes on income	(11,713)	60,442	(28,956)	55,840
Net earnings (loss)	39,244	(265,152)	85,436	(257,920)
Net (earnings) loss attributable to noncontrolling interests	(153)	422	(454)	5
Net earnings (loss) attributable to Kirby	$39,091	$(264,730)	$84,982	$(257,915)
Net earnings (loss) per share attributable to Kirby common stockholders:
Basic	$0.65	$(4.41)	$1.41	$(4.30)
Diluted	$0.65	$(4.41)	$1.41	$(4.30)
Common stock outstanding (in thousands):
Basic	59,896	60,062	60,088	60,044
Diluted	60,182	60,062	60,369	60,044

CONDENSED CONSOLIDATED FINANCIAL INFORMATION

	Third Quarter		Nine Months
	2022	2021	2022	2021
	(unaudited, $ in thousands)
Adjusted EBITDA: (1)
Net earnings (loss) attributable to Kirby	$39,091	$(264,730)	$84,982	$(257,915)
Interest expense	11,755	10,500	32,598	32,172
Provision (benefit) for taxes on income	11,713	(60,442)	28,956	(55,840)
Impairment of long-lived assets	—	121,661	—	121,661
Impairment of goodwill	—	219,052	—	219,052
Depreciation and amortization	50,419	53,462	150,498	163,484
	$112,978	$79,503	$297,034	$222,614

Capital expenditures	$41,204	$33,599	$120,263	$71,968
Acquisitions of businesses and marine equipment	$—	$—	$3,900	$7,470

	September 30, 2022	December 31, 2021
	(unaudited, $ in thousands)
Cash and cash equivalents	$36,991	$34,813
Long-term debt, including current portion	$1,118,459	$1,163,367
Total equity	$2,975,363	$2,888,782
Debt to capitalization ratio	27.3%	28.7%

MARINE TRANSPORTATION STATEMENTS OF EARNINGS

	Third Quarter		Nine Months
	2022	2021	2022	2021
	(unaudited, $ in thousands)
Marine transportation revenues	$433,040	$338,514	$1,194,231	$972,352

Costs and expenses:
Costs of sales and operating expenses	306,817	237,233	855,519	681,317
Selling, general and administrative	32,794	29,464	93,424	88,314
Taxes, other than on income	7,346	8,422	23,156	23,828
Depreciation and amortization	44,370	46,480	132,667	141,560
Total costs and expenses	391,327	321,599	1,104,766	935,019

Operating income	$41,713	$16,915	$89,465	$37,333
Operating margin	9.6%	5.0%	7.5%	3.8%

DISTRIBUTION AND SERVICES STATEMENTS OF EARNINGS

	Third Quarter		Nine Months
	2022	2021	2022	2021
	(unaudited, $ in thousands)
Distribution and services revenues	$312,803	$260,406	$860,358	$683,042

Costs and expenses:
Costs of sales and operating expenses	245,223	207,877	670,938	537,100
Selling, general and administrative	39,289	35,002	121,864	104,477
Taxes, other than on income	1,749	1,470	5,067	4,620
Depreciation and amortization	4,274	5,018	12,513	16,739
Total costs and expenses	290,535	249,367	810,382	662,936

Operating income	$22,268	$11,039	$49,976	$20,106
Operating margin	7.1%	4.2%	5.8%	2.9%

OTHER COSTS AND EXPENSES

	Third Quarter		Nine Months
	2022	2021	2022	2021
	(unaudited, $ in thousands)
General corporate expenses	$5,451	$4,997	$12,275	$11,542

Impairment of long-lived assets	$—	$121,661	$—	$121,661

Impairment of goodwill	$—	$219,052	$—	$219,052

Gain on disposition of assets	$(377)	$(830)	$(7,971)	$(5,082)

ONE-TIME CHARGES

The 2022 first nine months and 2021 third quarter and first nine months GAAP results include certain one-time charges. The following is a reconciliation of GAAP earnings to non-GAAP earnings, excluding the one-time items, for earnings before tax (pre-tax), net earnings attributable to Kirby (after-tax), and diluted earnings per share (per share):

	Third Quarter 2022			First Nine Months 2022
	Pre-Tax	After-Tax	Per Share	Pre-Tax	After-Tax	Per Share
	(unaudited, $ in millions except per share amounts)
GAAP earnings	$51.0	$39.1	$0.65	$114.4	$85.0	$1.41
Severance expense	—	—	—	1.5	1.3	0.02
Earnings, excluding one-time items(2)	$51.0	$39.1	$0.65	$115.9	$86.3	$1.43

	Third Quarter 2021			First Nine Months 2021
	Pre-Tax	After-Tax	Per Share	Pre-Tax	After-Tax	Per Share
	(unaudited, $ in millions except per share amounts)
GAAP loss	$(325.6)	$(264.7)	$(4.41)	$(313.8)	$(257.9)	$(4.30)
Impairments and other charges	340.7	275.0	4.58	340.7	275.0	4.58
Earnings, excluding one-time items(2)	$15.1	$10.3	$0.17	$26.9	$17.1	$0.28

RECONCILIATION OF FREE CASH FLOW

The following is a reconciliation of GAAP net cash provided by operating activities to non-GAAP free cash flow(2):

	Third Quarter		Nine Months
	2022	2021(3)	2022	2021(3)
	(unaudited, $ in millions)
Net cash provided by operating activities	$65.6	$82.6	$161.2	$280.4
Less: Capital expenditures	(41.2)	(33.6)	(120.3)	(72.0)
Free cash flow(2)	$24.4	$49.0	$40.9	$208.4

	FY 2022 Projection		FY 2021(3)
	Low	High	Actual
	(unaudited, $ in millions)
Net cash provided by operating activities	$390.0	$450.0	$321.6
Less: Capital expenditures	(190.0)	(170.0)	(98.0)
Free cash flow(2)	$200.0	$280.0	$223.6

MARINE TRANSPORTATION PERFORMANCE MEASUREMENTS

	Third Quarter		Nine Months
	2022	2021	2022	2021
Inland Performance Measurements:
Ton Miles (in millions) (4)	3,706	3,393	10,410	9,852
Revenue/Ton Mile (cents/tm) (5)	9.3	7.5	9.0	7.4
Towboats operated (average) (6)	274	243	269	248
Delay Days (7)	1,253	1,499	7,152	7,275
Average cost per gallon of fuel consumed	$4.24	$2.24	$3.60	$1.99

Barges (active):
Inland tank barges			1,035	1,036
Coastal tank barges			29	35
Offshore dry-cargo barges			4	4
Barrel capacities (in millions):
Inland tank barges			23.0	23.2
Coastal tank barges			3.0	3.4

(1)
Kirby has historically evaluated its operating performance using numerous measures, one of which is Adjusted EBITDA, a non-GAAP financial measure. Kirby defines Adjusted EBITDA as net earnings attributable to Kirby before interest expense, taxes on income, depreciation and amortization, impairment of long-lived assets, and impairment of goodwill. Adjusted EBITDA is presented because of its wide acceptance as a financial indicator. Adjusted EBITDA is one of the performance measures used in Kirby’s incentive bonus plan. Adjusted EBITDA is also used by rating agencies in determining Kirby’s credit rating and by analysts publishing research reports on Kirby, as well as by investors and investment bankers generally in valuing companies. Adjusted EBITDA is not a calculation based on generally accepted accounting principles and should not be considered as an alternative to, but should only be considered in conjunction with, Kirby’s GAAP financial information.
(2)
Kirby uses certain non-GAAP financial measures to review performance excluding certain one-time items including: earnings before taxes on income, excluding one-time items; net earnings attributable to Kirby, excluding one-time items; and diluted earnings per share, excluding one-time items. Management believes the exclusion of certain one-time items from these financial measures enables it and investors to assess and understand operating performance, especially when comparing those results with previous and subsequent periods or forecasting performance for future periods, primarily because management views the excluded items to be outside of the company's normal operating results. Kirby also uses free cash flow, which is defined as net cash provided by operating activities less capital expenditures, to assess and forecast cash flow and to provide additional disclosures on the Company’s liquidity as a result of uncertainty surrounding the impact of the COVID-19 pandemic on global and regional market conditions. Free cash flow does not imply the amount of residual cash flow available for discretionary expenditures as it excludes mandatory debt service requirements and other non-discretionary expenditures. These non-GAAP financial measures are not calculations based on generally accepted accounting principles and should not be considered as an alternative to, but should only be considered in conjunction with Kirby’s GAAP financial information.
(3)
See Kirby’s 2021 10-K for amounts provided by (used in) investing and financing activities.
(4)
Ton miles indicate fleet productivity by measuring the distance (in miles) a loaded tank barge is moved. Example: A typical 30,000 barrel tank barge loaded with 3,300 tons of liquid cargo is moved 100 miles, thus generating 330,000 ton miles.
(5)
Inland marine transportation revenues divided by ton miles. Example: Third quarter 2022 inland marine transportation revenues of $345.1 million divided by 3,706 million inland marine transportation ton miles = 9.3 cents.
(6)
Towboats operated are the average number of owned and chartered towboats operated during the period.
(7)
Delay days measures the lost time incurred by a tow (towboat and one or more tank barges) during transit. The measure includes transit delays caused by weather, lock congestion and other navigational factors.